Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES EXECUTES $5 MILLION FINANCING

NEW BRUNSWICK, N.J. (August 7, 2007)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that it has entered into definitive agreements for the private placement with YA Global Investments, LP (“YA Global”) of an aggregate of up to $5 million, three-year secured convertible debentures with an 8% coupon, pending approval by the American Stock Exchange The Company intends to close on $1.5 million immediately upon AMEX approval and pending other customary closing conditions, and $1.5 million upon the filing of a registration statement, with the balance subject to stockholder approval and the Company’s fulfillment of other covenants and milestones.

The Company plans on using the proceeds to advance a certain cancer target with the goal of ultimately initiating a Phase I clinical trial, as well as other human health and agricultural research and general corporate purposes.  In connection with the potential clinical trial, the Company will be working towards engaging a clinical research organization to assist the Company through the process, completing a pre-clinical animal model of the disease and evaluating potential delivery systems for the Company’s technology in the animal model, and contracting for the supply of pharmaceutical grade materials.  Toxicology and human studies, and ultimately filing an investigational new drug application with the U.S. Food and Drug Administration for their review and consideration in order to initiate a clinical trial will require additional financing.

The Company estimates that it will take approximately one year to complete the above steps.  The Company believes that the proceeds from the financing will be sufficient to allow it to complete some of the steps outlined as well as fund other research projects and general and administrative expenses for approximately twelve months.

The debentures are convertible at a fixed price of $0.90 a share for the first two years, pending completion of certain corporate operating milestones by January 31, 2008, and a floating conversion rate for the third year.   YA Global will also receive five-year 100% warrant coverage, based upon the $0.90 conversion price, and in connection with this private placement, Senesco has agreed to file a registration statement on Form S-3 within 30 days of the signing date to register the shares of common stock underlying YA Global’s debentures and warrants.

The additional terms of this financing will be described in a Current Report on Form 8-K filed subsequently hereto.

The Company cannot assure you that AMEX will approve this financing, or if it does, that the Company’s stockholders will approve this financing, or that the Company will meet the agreed upon milestones or covenants contained therein in order for it to receive the additional funding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The Company has developed technology that regulates the onset of cell death.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables.  In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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